BY-LAWS OF

               SECURITY MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

                                   ARTICLE I

                               BOARD OF DIRECTORS

SECTION 1. REGULAR MEETINGS. Regular meetings of the Board shall be held at least four times in each calendar year in the months of February, May, September, and November, unless a change is ordered by the Board. The day and hour of the meetings shall be fixed by the Board, or, if not fixed by the Board, fixed by the Chief Executive Officer and stated in the Notice of Meeting. The first regular meeting in each year after the election of directors shall be known as the Annual Meeting.

SECTION 2. SPECIAL MEETINGS. Special meetings of the Board shall be called by the Secretary at any time on request of the Chief Executive Officer, Chairman of the Board, President, or five directors. The business transacted at a special meeting shall be limited to that referred to in the notice of such meeting.

SECTION 3. NOTICE OF MEETING. Notice of the time and place of any meeting, including an adjourned regular meeting, shall be mailed to each director at least three (3) days in advance, or given by telegram dispatched, or telephone contact made, at least 24 hours in advance. All notices shall be sent to a director at the address designated and filed with the Secretary by the director. Notice need not be given to any director who has executed a written waiver of notice, whether before or after the time of a meeting, or who has appeared at a meeting without protest.

SECTION 4. PLACE OF MEETING. Meetings of the Board shall be held at the principal office of the Company or at such other place allowed by the New York Insurance Law as the Board may designate.

SECTION 5. QUORUM. A majority of the members of the Board shall constitute a quorum for the transaction of business at any meeting. A majority of directors present at a meeting, whether or not a quorum is present, may adjourn the meeting from time to time and from place to place.

SECTION 6. VACANCIES. A vacancy on the Board, or any newly created directorship, may be filled at any meeting of the Board by an affirmative vote of a majority of the members then in office. The term of the new director shall be until the next annual election for which he can be nominated in the regular course of business. The term for which he is elected at such annual election shall be as necessary to effectuate, as nearly as possible, an equal number in each of the groups provided for in the Charter.

SECTION 7. RESIGNATION. Any director may resign his office at any time by submitting his written resignation to the Secretary of the Company. The resignation shall be effective upon receipt by the Secretary or such other date as mutually agreed upon by the Chairman and the director.

SECTION 8. CHAIRMAN. At the Annual Meeting, the Board may elect from its members a Chairman to serve at the pleasure of the Board until the next Annual Meeting and until his successor is elected. In the event of a vacancy, the Board may elect a successor. The Chairman, or in his absence, the President shall preside over the meetings of the Board and perform such other functions as the Board may direct.

SECTION 9. FEES. Directors, other than officers of the Company, shall be entitled to such reasonable fees for their services as directors and members of committees of the Board as shall be fixed from time to time by Resolution. Directors shall also be entitled to reimbursement of any reasonable expenses incurred in attending meetings. In addition, the Board may authorize compensation to members who are not officers of the Company for service as Chairman of the Board or as chairman of a committee of the Board.

SECTION 10. RETIREMENT. Directors may not stand for election at any election held after their seventieth birthday, with the further limitations that any officer director, other than the Chairman of the Board, shall be retired from the Board on the date he ceases to be an officer of the Company, and that the Chairman of the Board shall be retired from the Board on the date he ceases to be Chairman of the Board. Retired directors shall be considered directors emeriti of the Company.

SECTION 11. BOARD AND COMMITTEE ACTION BY CONFERENCE TELEPHONE. Any one or more members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or similar equipment which allows all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such a meeting.

                                   ARTICLE II

                      COMMITTEES OF THE BOARD OF DIRECTORS

SECTION 1. GENERAL PROVISIONS. The Board shall have the following standing committees:

                              Executive Committee

                               Finance Committee

                                 Audit Committee

                               Marketing Committee

                              Nominating Committee

         The Board may establish such additional special committees as it deems advisable by appropriate action of a majority of the Board.

         The members and chairmen of all committees shall be designated by a majority of the Board to serve at the pleasure of the Board until the next Annual Meeting and until their successors are designated. The chairmen of all committees shall be other than Company officers.

Committees shall consist of at least five (5) members. The majority of the members of any committee shall not be officers of the Company. The Board may designate one or more directors to act as alternates to replace any absent member of a committee at any meeting. An alternate member will have the same voting rights as an absent member. The Board may invite other directors to attend any meeting of any committee.

         A majority of the members of any committee shall constitute a quorum. A majority of the members present, whether or not a quorum, may adjourn any meeting from time to time.

         During the absence of a committee chairman, or his inability to act, the committee shall designate one of its members as temporary chairman.

         At the request of the committee chairman, the Chairman of the Board, the President, or any three members, the Secretary shall call a special meeting of any committee.

         The provisions of these By-Laws relating to notice of meeting and waiver shall also apply to meetings of committees.

         The Board shall determine a schedule of regular meetings for its committees.

         Meetings of committees shall be held at the principal place of business of the Company unless otherwise provided by the Board.

         Each standing committee of the Board shall record minutes of its meetings and a report of its proceedings shall be made at the next meeting of the Board. A copy of such report shall be furnished to each member of the Board. Special committees shall report on request at any meeting of the Board.

SECTION 2. EXECUTIVE COMMITTEE. The Executive Committee shall act for the Board when it is not in session and shall have all of the authority of the Board which may be delegated.

SECTION 3. FINANCE COMMITTEE. The Finance Committee shall have the duty of supervising all investments or loans, other than policy loans, made by the Company. Every purchase, sale, exchange, or conversion of such investments shall be authorized or approved by this Committee or the Board.

SECTION 4. AUDIT COMMITTEE. The Audit Committee shall consist only of directors who are not officers of the Company. This Committee shall have general supervision of the audits, examinations, and inspections of the financial operations and affairs of the Company.

SECTION 5. MARKETING COMMITTEE. The Marketing Committee shall review the marketing affairs of the Company, and shall act in advisory capacity on marketing matters to the Chief Executive Officer.

SECTION 6. NOMINATING COMMITTEE. The Nominating Committee shall consist of the chairmen of the four other standing committees and the chairman of the Personnel Committee. Its function shall be: (a) to search for and recommend to the Board persons deemed qualified to be Company directors, (b) to receive from policyholders suggested names of persons they wish the Committee to consider for recommendation as directors.

                                  ARTICLE III

                            OFFICERS OF THE COMPANY

SECTION 1. ELECTED OFFICERS. At the Annual Meeting, the Board of Directors shall elect a President, one or more Vice Presidents, a Chief Financial Officer, a Secretary, and such other officers as required by the New York Insurance Law. The Board may elect the Chairman of the Board as a Company officer and assign him such duties as it deems expedient. The Board may also elect a Vice Chairman as a Company officer. The Board may fill vacancies or elect such officers at any meeting. One individual may be elected to two or more offices, except that the President and the Secretary may not be the same individual. The Board shall designate the principal officers of the Company, one of whom shall be the Chief Executive Officer.

SECTION 2. APPOINTED OFFICERS. The Chief Executive Officer shall appoint such officers other than those required to be elected by the Board as he deems necessary for the conduct of the Company's business.

SECTION 3. TERM OF OFFICE. Elected officers shall hold office at the pleasure of the Board until the next Annual Meeting of the Board or until their successors are elected, or if earlier, their resignation, death, removal or suspension by the Board. Appointed officers shall hold office at the pleasure of the Chief Executive Officer.

SECTION 4. COMPENSATION. The compensation of all principal officers and the compensation of those employees as required by the New York Insurance Law shall be approved by the Board. The compensation of all other employees shall be determined by the Chief Executive Officer.

SECTION 5. RESIGNATION. Any officer of the Company may resign his office by filing a written resignation with the Secretary of the Company. Such resignation shall be effective on receipt unless some other time is specified.

SECTION 6. DUTIES OF OFFICERS.

A. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be responsible for the direction and supervision of the business and affairs of the Company in accordance with the Charter, By-Laws, Resolutions and Regulations of the Board, and applicable laws and regulations relating to the Company. He shall provide for the organization and administration of the affairs and personnel of the Company and for staff assistance to the Board and its committees. The Chief Executive Officer may appoint such assistants to officers as he may deem expedient and shall provide for the appointment, discharge, and compensation for all employees and agents of the Company, other than the compensation of elected officers and the compensation of those employees as required by the New York Insurance Law to be approved by the Board.

     B. PRESIDENT. If the President has not been named Chief Executive Officer, he shall assist the Chief Executive Officer and, in his absence or inability to act, shall assume his powers and duties. The President shall perform such duties as are assigned to him by the Board or the Chief Executive Officer.

         C. VICE CHAIRMAN. The Vice Chairman shall assist in the executive management of the Company and perform such duties as are assigned to him by the Board or the Chief Executive Officer.

         D. VICE PRESIDENTS. The Vice Presidents shall assist in the executive management of the Company, each having the supervision of such branch of the Company's affairs as shall be assigned by the Chief Executive Officer or the Board.

         E. CHIEF FINANCIAL OFFICER. In addition to such duties as shall be assigned by the Chief Executive Officer or the Board, the Chief Financial Officer shall provide for and safeguard the investments (other than policy loans) of the Company.

         F. SECRETARY. In addition to such duties as may be assigned by the Chief Executive Officer or the Board, the Secretary shall be the custodian of the corporate records and seal of the Company. He shall be responsible to retain the minutes of the Board of Directors and its committees. He shall attend to the giving of notice required for meetings of the Board and its committees and of the election of directors by the policyholders. The Secretary shall attend to all correspondence relating to the Board.


                                   ARTICLE IV

                                    GENERAL

SECTION 1. EXECUTION OF DOCUMENTS AND FACSIMILE SIGNATURES. The Chief Executive Officer, the President, the Vice Chairman, Vice Presidents, the Secretary, the Chief Financial Officer, or any other officer or employee designated by the Board shall have the power to execute all documents relating to the business affairs of the Company. If any instrument is required to be executed by more than one person, any of the foregoing officers may execute the document and a secretary or the Chief Financial Officer may attest to such signature. The signature of any officer may be in facsimile if the instrument executed shall also bear the actual signature of an officer or employee empowered to execute such an instrument. Facsimile signatures of officers may continue to be used for a period of not to exceed six months after the termination of their service with the Company.

SECTION 2. DEPOSITS AND WITHDRAWALS. All moneys belonging to the Company shall be deposited and withdrawn in such manner and form as may be authorized from time to time by the Board.

SECTION 3. RULES AND REGULATIONS. The Board may adopt, amend, or repeal rules and regulations to govern officers, agents, and employees in the discharge of their duties.

SECTION 4. SEAL OF CORPORATION. The seal of the Company shall have inscribed thereon the name of the corporation, the year of its organization, and the words "Corporate Seal" and "New York." The seal may be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

SECTION 5. AMENDMENT OR REPEAL OF BY-LAWS. These By-Laws may be amended or repealed at any meeting of the Board of Directors by the affirmative vote of two-thirds of the directors present, provided that the notice of such meeting set forth the amendment or repeal proposed to be acted upon. Any amendment or repeal shall take effect upon approval by the New York Superintendent of Insurance, as required by law.